UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  December 18, 2001
                                                         -----------------


                                  VSOURCE, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)




            Delaware                 000-30326                 77-0557617
            --------                 ---------                 ----------
(State or other jurisdiction                                 (IRS Employer
      of incorporation)       (Commission File Number)     Identification No.)


       16875 West Bernardo Drive, Suite 250, San Diego, California  92127
              ----------------------------------------------------
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code:  (858) 618-5884
                                                            --------------


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Item 5.   Other Events.
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          On  December  18, 2001, Vsource, Inc. (the "Registrant") exercised its right to discharge its obligations under the Amended and Restated Bridge Loan Agreement dated May 24, 2001 between the Registrant, Vsource (CI) Ltd (formerly NetCel360.com Ltd), Vsource (Malaysia) Sdn Bhd (formerly NetCel360 Sdn Bhd) and the Lenders specified therein (the "Lenders"), as amended on June 22, 2001 (the "Bridge Loan Agreement"), by delivering shares of the Registrant's common stock to the Lenders. The total principal amount and accrued interest outstanding under the loan (the "Bridge Loan") was $2,324,063. In accordance with the terms of the Bridge Loan Agreement, which permitted the Registrant to repay the Bridge Loan by delivering shares of common stock at a conversion rate of $0.20 per share, the Registrant issued and delivered a total of 11,620,310 shares.

          The Bridge Loan was assumed by the Registrant as part of its acquisition of substantially all of the assets of NetCel360 Holdings Limited. Phillip Kelly, the Chief Executive Officer and Co-Chairman of the Board of the Registrant, held approximately 46.75% of the Bridge Loan. Dennis Smith, the Chief Financial Officer and Vice-Chairman of the Board of the Registrant, held approximately 20.75% of the Bridge Loan. Asia Internet Investment Group I, L.P. ("AIIG") held approximately 1.96% of the Bridge Loan. I. Steven Edelson, the Co-Chairman of the Board of the Registrant, and Nathaniel Kramer, a director of the Registrant, are two of the managers of the general partner of AIIG.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      VSOURCE, INC.
                                      (Registrant)


Dated:  December 21, 2001             By:   /S/ DENNIS M. SMITH
                                            -----------------------
                                            Dennis M. Smith
                                            Chief Financial Officer


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